Exhibit 10.6

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is made and effective this 11th day of March 2026:

BETWEEN:	Chateau Lagarosse SAS {the “Borrower”) with its resident office located at, 846 route de Camail- 33550 TABANAC, France

AND:	Chung Kin LOO {the “Lender”), an individual whose address is [address].

Recitals: As of September 30, 2025, there is a sum of EUR 1,986,903 owed from the Borrower to the Lender.

LET IT BE KNOWN, the Lender agrees to continue to lend the outstanding amount of EUR 1,986,903 as of September 30, 2025 as the principal amount to the Borrower.

IN CONSIDERATION OF the Lender providing the Loan to the Borrower, and the Borrower repaying the Loan to the Lender on the maturity date, both parties agree to keep, perform and fulfill the promises, conditions and agreements below:

1.	Loan Amount and Interest

The Lender and the Borrower agree to initiate this loan agreement from October 1, 2025 with EUR 1,986,903 as principal amount with 3-year maturity with 5% interest per annum.

2.	Payment

The loan interest of EUR 99,345.15, being 5% of principal amount, shall be repaid in each of the financial period ending September 30, 2026, September 30, 2027, and September 30, 2028. The principal sum of EUR 1,986,903 shall be repaid on or before September 30, 2028. The Borrower has the right to prepay the entire outstanding amount at any time without penalty and interest shall be cumulated and payable at the date of the full settlement along with the principal repayment.

3.	Default

Notwithstanding anything to the contrary in th.is Agreement, if the Borrower defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at the time to be immediately due and payable.

4.	Governing Law

This Agreement will be construed in accordance with and governed by the laws of Hong Kong Special Administrative Region (“Hong Kong”) and the Borrower submits to the non-exclusive jurisdiction of the courts of Hong Kong.

5.	Costs

All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Borrower, will be added to the principal then outstanding and will inm1ediately be paid by the Borrower.

6.	Assignment and Collateral

It is mutually agreed that this loan shall be issued without collateral. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Borrower. The Borrower waives presentment for payment, notice of non-payment, protest and notice of protest.

7.	Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Borrower and the Lender.

8.	Severability and General Provisions

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of the Agreement is held to be invalid, th.is invalidity will not affect the operation of any other part of this Agreement. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date hereof.

BORROWER		LENDER

By:	/s/ Chung Keung Steve LOO	By:	/s/ Chung Kin LOO
Name:	Chung Keung Steve LOO	Name:	Chung Kin LOO

President, Chateau Lagarosse SAS

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